SUB-ITEM 77D:  Policies with
respect to security investments

A Meeting of the Board of Trustees
(the "Trustees") of Federated Short-
Intermediate Duration
Municipal Trust (formerly Federated
Short-Term Municipal Trust (the "Trust") was held on
August 17, 2007.

After full discussion, on motion
duly made and seconded, the Trustees
unanimously,
and without shareholder approval,
authorized and approved an amendment
to the
Trust's Declaration of Trust to
change the name of the Trust to
Federated Short-
Intermediate Duration Municipal Trust:

The Trustees hereby approve amending
the investment policies of Federated
Short-Intermediate Duration Municipal
Trust by (1) approving change in fund
from a
less than three year maturity parameter
to an average weighted portfolio duration parameter of less than five years; (2)
Approving rescinding the existing non-
fundamental investment policy and approving a revised non-fundamental investment policy to permit the fund to invest in non-investment grade securities to up to 49% of the fund's total assets.

The above-referenced policies became
effective on August 17, 2007.